Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4MEF of our report dated April 1, 2021, relating to the financial statements of Joby Aero, Inc. appearing in the Registration Statement No. 333-254988 on Form S-4 of Reinvent Technology Partners. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

July 30, 2021